Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP TECHNOLOGIES ANNOUNCES STRONG Q2 RESULTS

Georgetown, Mass., August 3, 2011.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.7 million or $0.39 per diluted common share outstanding for its second quarter ended June 30, 2011, 18.4% higher than net income of $2.3 million or $0.34 per diluted common share outstanding for the same period in 2010.  Sales for the second quarter of 2011 were $33.5 million or 11.8% higher than 2010 second quarter sales of $30 million.  For the six-month period ended June 30, 2011, the Company reported net income of $4.9 million or $0.70 per diluted common share outstanding, compared to $3.8 million or $0.57 per diluted common share outstanding in the same 2010 period.  Sales for the six-month period ended June 30, 2011, were $65 million or 10.8% higher than sales of $58.7 million for the same 2010 six-month period.

“I am very pleased with our strong second quarter results,” said R. Jeffrey Bailly, Chairman & CEO.  “Increased demand from our automotive, military, and molded fiber customers helped fuel our 12% organic sales growth, which translated into an 18% increase in our bottom line. The quarter also included investments in new products, IT infrastructure, quality systems, capital equipment, and more. We are continuing our efforts to identify strategic acquisition opportunities as well.”

“Overall, we are moving toward a vision of fewer, larger, more efficient manufacturing locations supported by strategically located technology centers,” Bailly continued. “For example, following the sale of our plant in Decatur, Alabama, we will transfer most of its programs to other UFP plants and are establishing a technology center in nearby Huntsville. It will function as a sales, engineering, and small-run production facility to service customers in that area and help us grow our high-end military case insert business.”

Bailly indicated some of the Alabama business will be moved to fill capacity at UFP’s Atlanta facility, which was recently scaled back. “As previously reported, a large portion of an automotive door panel program in Atlanta concluded at the end of the second quarter. We estimate the impact on sales will be approximately $625,000 per month in the third and fourth quarters, compared to the same 2010 periods,” said Bailly. “Moving forward, with our diverse capabilities, network of twelve factories, and strong balance sheet including $28 million in cash, I believe UFP is uniquely positioned in the industry and has a very bright future.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging and component product solutions using molded and fabricated foams, plastics, laminated composites, and natural fiber materials.  The Company primarily serves the medical, automotive, computers and electronics, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its investments and capital expenditures, its acquisition strategies and its efforts to centralize manufacturing operations and develop technology support centers, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, the effects of the conclusion of the large automotive door panel program, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Six Months Ended
	30-Jun-11	30-Jun-10	30-Jun-11	30-Jun-10
Net sales	$33,501	$29,957	$65,005	$58,658
Cost of sales	23,498	20,911	46,200	42,154
Gross profit	10,003	9,046	18,805	16,504
SG&A	5,686	5,387	11,412	10,399
Gain on sale of assets	—	—	(834)	—
Operating income	4,317	3,659	8,227	6,105
Interest expense, other income & expenses	(12)	(22)	(10)	(58)
Income before income taxes	4,305	3,637	8,217	6,047
Income taxes	1,602	1,339	2,881	2,227
Net income from consolidated operations	2,703	2,298	5,336	3,820
Net income attributable to noncontrolling interests	(1)	(16)	(429)	(27)
Net income attributable to UFP Technologies, Inc.	$2,702	$2,282	$4,907	$3,793
Weighted average shares outstanding	6,466	6,138	6,430	6,068
Weighted average diluted shares outstanding	6,982	6,725	6,974	6,691
Per Share Data
Net income per share outstanding	$0.42	$0.37	$0.76	$0.63
Net income per diluted share outstanding	$0.39	$0.34	$0.70	$0.57

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Jun-11	31-Dec-10
	(unaudited)
Assets:
Cash	$28,118	$24,434
Receivables	16,154	14,633
Inventories	8,990	8,044
Other current assets	2,986	3,658
Net property, plant, and equipment	11,902	12,575
Other assets	8,447	8,465
Total assets	$76,597	$71,809
Liabilities and equity:
Short-term debt	$611	$654
Accounts payable	5,585	5,169
Other current liabilities	6,465	6,679
Long-term debt	5,929	6,847
Other liabilities	2,311	2,234
Total liabilities	20,901	21,583
Total equity	55,696	50,226
Total liabilities and stockholders’ equity	$76,597	$71,809